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Exhibit 99.1

Fairfield, NJ - Prime Hospitality Corp. (NYSE-PDQ) announced that it has appointed A.F. Petrocelli to the positions of Chairman and CEO, replacing David Simon who will resign both posts effective September 30, 1998. Mr. Petrocelli has served on Prime's board of directors since 1992, and is also Chairman and CEO of United Capital Corp. (ASE: AFP), a diversified real estate and manufacturing company. Mr. Simon has served as Chairman and CEO of Prime since 1993. In connection with his resignation, Mr. Simon will also leave his post on Prime's board of directors.

     Mr. Petrocelli announced that the balance of the Company's management is remaining in place. "The Company has an excellent team in place today," said Petrocelli. "I am looking forward to working with them to continue the growth of Prime as one of the premiere franchise and management companies in the lodging industry."

     In addition to his duties managing United Capital Corp.'s extensive real estate portfolio, Mr. Petrocelli, 55, also sits on the board of directors of the Metex Corporation, Nathan's Famous, Inc., Philips International Realty Corp. and the Boyar Value Fund, Inc.

     Prime also announced plans to reduce hotel development to levels which can be funded by internal cash sources. The Company cited uncertainty about hotel divestiture markets and the attractiveness of stock repurchases as principal reasons for the change.

     Under its revised plans, Prime plans to spend a total of $180 million for the remainder of 1998 and all of 1999 to complete 38 AmeriSuites and HomeGate hotels currently under construction. Upon completion of the development program, Prime will have approximately 100 AmeriSuites and 45 HomeGates. Prime is also seeking to continue its aggressive expansion of its AmeriSuites, HomeGate and Wellesley Inns brands through franchising.

     According to John Elwood, president and COO, the Company's actions reflect both fiscal conservatism and the value of financial flexibility in light of the low trading levels of the Company's stock. "We believe it is wise to limit spending levels to our internal cash sources," said Elwood. "In light of uncertainty about the appetite of hotel buyers in this market, our plan will not depend on asset divestitures. The combination of available revolving credit commitments plus internal cash flow are sufficient to fund our growth, while leaving us with the maximum flexibility to capitalize on future opportunities."

     Prime Hospitality Corp. currently has 166 hotels under operation, principally under its AmeriSuites, HomeGate and Wellesley Inn brands. The additional hotels under development will increase the Company's portfolio of owned hotels by 23 percent. Furthermore, Prime does not currently expect to sell to REITs as many as 40 hotels previously slated for divestiture in 1999. As a result, the Company's projected asset base for 1999 under revised plans is higher than prior plans.

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     "This is the ideal time to manage for financial flexibility," said
Petrocelli. "Our balance sheet is already very strong, and this positions us to take advantage of opportunities as they arise in the year ahead."

     The Company also announced that it expects its 1998 performance to fall short of consensus expectations by approximately 30 percent in the third quarter and 20 percent in the fourth quarter. The Company estimated that the revised outlook could result in 1998 earnings of approximately $1.00 per share. The Company cited lower unit growth due to development delays, and slower than expected ramp-up at both its HomeGate hotels and its newly reopened Frenchman's Reef Marriott hotel in St. Thomas V.I. as reasons for the earnings revision.

     Additionally, the Company is reviewing the costs associated with not developing certain projects which are under contract, and anticipates recording a one-time charge to write off these amounts. Prime does not expect this charge to be material to its financial condition or results of operations.

     For 1999, the Company indicated that a number of factors are likely to limit earnings growth. Those factors include significantly reduced development levels and the diminished prospects for sale/leasebacks. Management indicated that these and other factors could result in 1999 earnings in the range of $1.15 per share, approximately 25 percent below consensus expectations.

     Prime Hospitality Corp., one of the nation's premiere lodging companies, is an owner, manager and franchisor of 166 hotels throughout the United States and the U.S Virgin Islands. The Company operates three proprietary brands, AmeriSuites(R) (all-suites), HomeGate Studios & Suites(R) (extended-stay) and Wellesley Inns(R) (limited service). Also within its portfolio are owned and/or managed hotels operated under franchise agreements with national chains.

     No assurance can be given that earnings will not be lower than management currently anticipates. Statements in this press release, other than statements of historical information, include forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. These risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.


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